Exhibit 99.2
Erie Indemnity Company
Statements of Operations
(dollars in thousands, except per share data)

	Three months ended March 31,
	2022	2021
	(Unaudited)
Operating revenue
Management fee revenue - policy issuance and renewal services	$487,992	$455,718
Management fee revenue - administrative services	14,313	14,847
Administrative services reimbursement revenue	163,327	153,533
Service agreement revenue	6,478	6,079
Total operating revenue	672,110	630,177

Operating expenses
Cost of operations - policy issuance and renewal services	424,471	400,549
Cost of operations - administrative services	163,327	153,533
Total operating expenses	587,798	554,082
Operating income	84,312	76,095

Investment income
Net investment income	10,504	17,097
Net realized and unrealized investment (losses) gains	(7,279)	804
Net impairment (losses) recoveries recognized in earnings	(216)	87
Total investment income	3,009	17,988

Interest expense	999	1,009
Other income (expense)	473	(519)
Income before income taxes	86,795	92,555
Income tax expense	18,176	18,989
Net income	$68,619	$73,566

Net income per share
Class A common stock – basic	$1.47	$1.58
Class A common stock – diluted	$1.31	$1.41
Class B common stock – basic and diluted	$221	$237

Weighted average shares outstanding – Basic
Class A common stock	46,188,761	46,188,860
Class B common stock	2,542	2,542

Weighted average shares outstanding – Diluted
Class A common stock	52,300,501	52,315,958
Class B common stock	2,542	2,542

Dividends declared per share
Class A common stock	$1.110	$1.035
Class B common stock	$166.50	$155.25

Erie Indemnity Company
Statements of Financial Position
(in thousands)

	March 31, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$141,305	$183,702
Available-for-sale securities	46,155	38,396
Receivables from Erie Insurance Exchange and affiliates, net	478,754	479,123
Prepaid expenses and other current assets	78,877	56,206
Accrued investment income	6,255	6,303
Total current assets	751,346	763,730

Available-for-sale securities, net	877,165	907,689
Equity securities	78,069	87,743
Fixed assets, net	396,072	374,802
Agent loans, net	61,579	58,683
Deferred income taxes, net	9,818	145
Other assets	49,804	49,265
Total assets	$2,223,853	$2,242,057

Liabilities and shareholders' equity
Current liabilities:
Commissions payable	$287,989	$270,746
Agent bonuses	31,507	120,437
Accounts payable and accrued liabilities	186,386	138,317
Dividends payable	51,693	51,693
Contract liability	34,872	34,935
Deferred executive compensation	6,752	12,637
Current portion of long-term borrowings	2,132	2,098
Total current liabilities	601,331	630,863

Defined benefit pension plans	139,231	130,383
Long-term borrowings	91,177	91,734
Contract liability	17,493	17,686
Deferred executive compensation	13,821	14,571
Other long-term liabilities	26,600	14,342
Total liabilities	889,653	899,579

Shareholders’ equity	1,334,200	1,342,478
Total liabilities and shareholders’ equity	$2,223,853	$2,242,057
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